Exhibit 10.11

TAX MATTERS AGREEMENT

BY AND AMONG

ENERGY FUTURE HOLDINGS CORP.,

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC,

EFIH FINANCE INC.,

EFH MERGER CO., LLC

AND

TEX ENERGY LLC

DATED AS OF OCTOBER 3, 2016

i

Exhibit A

Exhibit B

Exhibit C

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), dated as of October 3, 2016 (the “TCEH Effective Date”), is entered into by and among Energy Future Holdings Corp., a Texas Corporation (“EFH”), Energy Future Intermediate Holding Company LLC, a Delaware Limited Liability Company (“EFIH”), EFIH Finance Inc., a Delaware corporation (“EFIH Finance”), and TEX Energy LLC, a Delaware limited liability company that is either (a) an indirect wholly owned Subsidiary of EFH in the Spin-Off (as defined below) or (b) an entity newly formed by a designee of the TCEH Supporting First Lien Creditors in the Taxable Separation (as defined below) (“Reorganized TCEH”), and EFH Merger Co., LLC (“Merger Sub”), a Delaware limited liability company and a direct wholly-owned Subsidiary of NextEra Energy, Inc., a Florida corporation (“Parent”) (Merger Sub, together with EFH, EFIH, and EFIH Finance, the “EFH Parties”, and the EFH Parties, together with Reorganized TCEH, the “Parties”).

RECITALS

WHEREAS, on April 29, 2014 EFH and certain entities in which it holds an equity interest (collectively, the “Debtors”) commenced chapter 11 cases in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), which chapter 11 cases are being jointly administered and are captioned In re Energy Future Holdings Corp., et al., Case No. 14-10979 (CSS) (the “Chapter 11 Cases”);

WHEREAS, the Bankruptcy Court has approved the restructuring of the Debtors pursuant to the Third Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 9199] (as amended, the “Plan”);

WHEREAS, pursuant to the Plan, Texas Competitive Electric Holdings Company LLC (“TCEH”), a Delaware limited liability company and a wholly owned, indirect subsidiary of EFH, and its direct and indirect subsidiaries will be restructured pursuant to (a) certain transactions required to achieve and preserve the Spin-Off Intended Tax Treatment (as defined below), including the Contribution, the Reorganized TCEH Conversion, the Distribution, and the Spin-Off Preferred Stock Sale (each, as defined below, and collectively, the “Spin-Off”) or (b) certain transactions required to achieve and preserve the Taxable Separation Intended Tax Treatment (as defined below) (the “Taxable Separation”);

WHEREAS, pursuant to the Plan, in the event the Spin-Off occurs, TCEH (a) formed Reorganized TCEH as a new subsidiary of TCEH before the TCEH Effective Date and (b) formed TEX Preferred LLC, a Delaware limited liability company (the “Preferred Stock Entity”) as a new subsidiary of TCEH before the TCEH Effective Date;

WHEREAS, pursuant to the Plan, in the event the Spin-Off occurs, on the TCEH Effective Date, except for liabilities assumed by Reorganized TCEH pursuant to the Plan, all other Claims against the TCEH Debtors will be canceled in connection with the Distribution (as defined below);

WHEREAS, pursuant to the Plan, in the event the Spin-Off occurs, pursuant to the Separation Agreement, (a) TCEH will transfer all of TCEH’s interests in its subsidiaries (excluding the stock of TCEH Finance, Inc. (“TCEH Finance”)) to Reorganized TCEH; and (b) the EFH Debtors will transfer (i) the equity interests in the Reorganized EFH Shared Services Debtors (or with the consent of TCEH and the TCEH Supporting First Lien Creditors, the assets and liabilities of the Reorganized EFH Shared Services Debtors related to the TCEH Debtors’ operations) and (ii) with the consent of TCEH and the TCEH Supporting First

Lien Creditors, certain other assets, liabilities, and equity interests related to the TCEH Debtors’ operations (including the equity interests of non-Debtor EFH Properties Company or the lease for the Debtors’ corporate headquarters at “Energy Plaza” held by EFH Properties Company (but not including any cash on hand at EFH Properties Company, which shall be transferred to EFH)), in exchange for which TCEH shall receive (i) 100% of the Reorganized TCEH membership interests and (ii) the net Cash proceeds of the New Reorganized TCEH Debt (or at the TCEH Supporting First Lien Creditors’ election, all or a portion of such New Reorganized TCEH Debt) (together, the “Contribution”);

WHEREAS, pursuant to the Plan, in the event the Spin-Off occurs, immediately following the Contribution but before the Spin-Off Preferred Stock Sale (as defined below), the Preferred Stock Entity will convert from a Delaware limited liability company to a Delaware corporation (the “Preferred Stock Entity Conversion”);

WHEREAS, pursuant to the Plan, in the event the Spin-Off occurs, immediately following the Preferred Stock Entity Conversion but before the Reorganized TCEH Conversion (as defined below), and consistent with the procedures in Exhibit G of the Original Plan Support Agreement, as modified in certain respects with respect to determination and consent rights: (a) Reorganized TCEH will contribute the equity in the Contributed TCEH Debtors, or, potentially, certain assets or joint interests in certain assets, to the Preferred Stock Entity (such contribution to the Preferred Stock Entity of such equity and, potentially such assets, in an amount that is expected to result in the Basis Step-Up) in exchange for (i) the Preferred Stock Entity’s common stock and (ii) the Reorganized TCEH Sub Preferred Stock; (b) immediately thereafter, and pursuant to a prearranged and binding agreement, Reorganized TCEH will sell all of the Reorganized TCEH Sub Preferred Stock to one or more third party investors in exchange for Cash; provided, however, that Holders of TCEH First Lien Claims shall not be permitted to purchase the Reorganized TCEH Sub Preferred Stock; and (c) Reorganized TCEH will distribute such Cash to TCEH to fund recoveries under the Plan (together, the “Spin-Off Preferred Stock Sale”);

WHEREAS, pursuant to the Plan, in the event the Spin-Off occurs, immediately following the Spin-Off Preferred Stock Sale, Reorganized TCEH shall convert from a Delaware limited liability company into a Delaware corporation (the “Reorganized TCEH Conversion”);

WHEREAS, pursuant to the Plan, in the event the Spin-Off occurs, immediately following the Reorganized TCEH Conversion, TCEH will make a Pro Rata distribution of the Reorganized TCEH Common Stock and the net Cash proceeds, if any, of the New Reorganized TCEH Debt and the Spin-Off Preferred Stock Sale received in the Contribution to Holders of Allowed TCEH First Lien Claims (the “Distribution”);

WHEREAS, each of EFCH, TCEH, TCEH Finance, and certain other entities, including certain of EFH’s direct and indirect Subsidiaries will be dissolved and liquidated in accordance with and to the extent provided in the Plan (including, if applicable, the Taxable Separation Memorandum) and applicable law and EFH’s direct and indirect equity interests in certain of its other Subsidiaries (other than EFIH and the Oncor Entities (as defined below)) will either be (a) cancelled or abandoned or (b) reinstated, in either case pursuant to and in accordance with the Plan;

WHEREAS, pursuant to the Plan and the Agreement and Plan of Merger, dated July 29, 2016, by and among EFH, EFIH, Parent and Merger Sub (as amended on September 18, 2016, and from time to time, the “Merger Agreement”), EFH will merge with and into Merger Sub following the Distribution (and other interim transactions) (the “Merger”), with Merger Sub surviving as a wholly-owned subsidiary of Parent;

WHEREAS, it is intended that, if the Spin-Off occurs, for U.S. federal income tax purposes, (a) the Contribution, the Reorganized TCEH Conversion and the Distribution will qualify as a “reorganization”

within the meaning of Sections 368(a)(1)(G), 355, and 356 of the Code, (b) the contribution described in clause (a) of the definition of the Spin-Off Preferred Stock Sale will be treated as a taxable sale of the assets of the Preferred Stock Entity pursuant to Section 1001 of the Code resulting in the Basis Step-Up (together with clause (a), the “Spin-Off Intended Tax Treatment” and, together with the Taxable Separation Intended Tax Treatment (as defined below), the “Intended Tax Treatment”), and (c) the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and is not intended to cause the Spin-Off to fail to qualify for the Spin-Off Intended Tax Treatment;

WHEREAS, if the Taxable Separation occurs, such Taxable Separation shall occur pursuant to the Taxable Separation Memorandum, such Taxable Separation is intended to include the transactions required or advisable to cause the TCEH Debtors to directly or indirectly transfer all of their assets to Reorganized TCEH (or one or more of its subsidiaries) in a transaction that is intended to be treated as a taxable sale or exchange pursuant to Section 1001 of the Code and not (in whole or in part) as a tax-free transaction (under Section 368 of the Code or otherwise) (the “Taxable Separation Intended Tax Treatment”);

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing and defense of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Intended Tax Treatment;

WHEREAS, Reorganized TCEH is entering into this Agreement, in part, because Holders of the TCEH First Lien Claims, including, significantly, the TCEH First Lien Ad Hoc Committee, will not agree to support the Plan without the protections provided for and represented by this Agreement; and

WHEREAS, this Agreement has been approved by the Bankruptcy Court and will be effective upon the Distribution. In the event of any conflict between this Agreement and the Plan, the Plan shall govern.

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings.

“Accounting Firm” has the meaning set forth in Section 9.02.

“Additional Spin-Off Preferred Stock Sale Tax” means (i) an amount (but not less than zero) equal to fifty percent (50%) of U.S. federal alternative minimum tax liability (including any adjustments pursuant to a Final Determination), if any, that results from the limitation on the utilization of the net operating losses to offset gain recognized from the Spin-Off Preferred Stock Sale under Section 56(d)(1)(A) of the Code, plus (ii) an amount (but not less than zero) equal to the regular Income Tax liability (and any corollary state and local Tax liability) (excluding any alternative minimum Tax) of the EFH Group in its taxable year in which the Spin-Off Preferred Stock Sale is consummated and attributable to the Spin-Off Preferred Stock Sale, calculated by determining the excess of (a) the EFH Group tax liability (determined, for the avoidance of doubt, by taking into account the gain on the Spin-Off Preferred Stock Sale (including any adjustments pursuant to a Final Determination)) over (b) the EFH Group tax liability (including any adjustments pursuant to a Final Determination), assuming the Spin-Off Preferred Stock Sale did not occur and the Spin-Off was consummated without the Spin-Off Preferred Stock Sale; provided, that for purposes of such calculation, it shall be assumed that (w) in the event of a Tax-Free Transaction Failure described in Section 2.05(a) or Section 2.05(b), such Tax-Free Transaction Failure shall be ignored, and therefore (1) the Contribution, the Reorganized TCEH Conversion and Distribution shall be treated as qualifying for clause (a) of the definition of the Spin-Off Intended Tax Treatment, and (2) the EFH Group shall be treated as recognizing no gain because of the application of Sections 355(d) or 355(e) of the Code to the Distribution, (x) the “consolidated year” (within the meaning of Section 1503(e)(2)(B) of the Code) ended on the Distribution Date, (y) the EFH Group recognized no income, gain, loss or deduction as a result of transactions occurring outside the ordinary course of business in the taxable year that contains the Distribution Date (other than (1) Specified Tax Items (if any) attributable to any Historical TCEH Entity and (2) items directly resulting from other transactions expressly contemplated by the Plan, solely to the extent the Plan relates to the Reorganized TCEH Entities and to EFH Properties Company and EFH Shared Services Debtors to the extent that assets thereof (rather than equity interests therein) are transferred), and (z) the Agreed Tax Attributes shall be as reported on the EFH Group’s Tax Return as originally filed, but adjusted to take into account any adjustments pursuant to any Final Determination, (1) any disallowances or increases of such Agreed Tax Attributes (or the component items of loss or deduction thereof) and (2) any utilization of such Agreed Tax Attributes arising out of items of income or gain allocable to any Historical TCEH Entity (other than any such utilization attributable to a Tax-Free Transaction Failure (other than as a result of a Reorganized TCEH Breach)); provided, further, that in the event of a Tax-Free Transaction Failure described in Section 2.05(a), the amount described in this clause (ii) shall not exceed such amount determined as if clause (w) above did not apply.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person; provided, that notwithstanding the foregoing, Affiliates of EFH shall be deemed to exclude the Reorganized TCEH Entities following the Distribution.

“Agreed Tax Attributes” means 100% of the aggregate amount of net losses, net operating losses, and net capital losses (but only to the extent such net capital losses are deductible under applicable tax law against gain recognized on the Spin-Off Preferred Stock Sale) (in each case, including carryovers), available to the EFH Group as of the Distribution Date (determined (a) as if the “consolidated year” (within the meaning of Section 1503(e)(2)(B) of the Code) of the EFH Group ended on the Distribution Date and (b) without regard to any income, gain, loss or deduction generated as a result of the Spin-Off Preferred Stock Sale or transactions occurring outside the ordinary course of business on the Distribution Date after the Spin-Off Preferred Stock Sale (other than (x) Specified Tax Items (if any) attributable to any Historical TCEH Entity and (y) items directly resulting from the Spin-Off or the Taxable Separation (as applicable)), such amount to be reasonably determined by the TCEH Supporting First Lien Creditors in consultation with EFH.

“Agreement” has the meaning set forth in the Preamble.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Basis Step-Up” means the increase in the U.S. federal income tax basis in the assets transferred or deemed transferred to the Preferred Stock Entity pursuant to the Spin-Off Preferred Stock Sale.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning set forth in the Recitals.

“Covered Transaction” means the Contribution, the Reorganized TCEH Conversion and Distribution, the Spin-Off Preferred Stock Sale, and any other transaction contemplated by the Plan or the Transaction Agreements.

“Debtors” has the meaning set forth in the Recitals.

“Deferred Intercompany and ELA Items” means intercompany items (as such term is defined in Treasury Regulations Section 1.1502-13(b)(2)) and excess loss account (as such term is defined in Treasury Regulations Section 1.1502-19(a)) that are accelerated into income as a result of the Distribution pursuant to Treasury Regulations Section 1.1502-13(d) or Section 1.1502-19 and any corollary state and local items and amounts.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date the Distribution occurs.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties, and/or additions to Tax.

“EFH” has the meaning set forth in the Preamble, and, for the avoidance of doubt, all references to EFH shall include Merger Sub following the Merger.

“EFH Breach” means (a) a breach of one or more covenants in Article VI by any Reorganized EFH Entity or any of its Affiliates or (b) an EFH Notified Action.

“EFH Consolidated Corporation” has the meaning set forth in Section 2.04(a)(i).

“EFH Group” means the “affiliated group” (within the meaning of Section 1504(a)(1) of the Code), and any consolidated, combined, aggregate, or unitary group under state or local law, of which EFH is the common parent.

“EFH Notified Action” has the meaning set forth in Section 6.01(c).

“EFH Parties” has the meaning set forth in the Preamble.

“EFH Plan” means a bankruptcy plan of reorganization of any EFH Debtor or EFIH Debtor.

“EFH Shared Services Debtors” means, collectively: (a) EFH Corporate Services Company; (b) Dallas Power and Light Company, Inc.; (c) EFH CG Holdings Company LP; (d) EFH CG Management Company LLC; (e) Lone Star Energy Company, Inc.; (f) Lone Star Pipeline Company, Inc.; (g) Southwestern Electric Service Company, Inc.; (h) Texas Electric Service Company, Inc.; (i) Texas Energy Industries Company, Inc.; (j) Texas Power and Light Company, Inc.; (k) Texas Utilities Company, Inc.; (l) Texas Utilities Electric Company, Inc.; and (m) TXU Electric Company, Inc.

“EFH Taxes” means (a) any Taxes of the EFH Group (including, for the avoidance of doubt, Taxes arising from any adjustment to any interest expense, discharge of indebtedness income or gain under Section 1001 of the Code with respect to indebtedness of any of such entities) for periods (and portion of a Straddle Period) ending on or before the Distribution Date that are not specifically included within the definition of Reorganized TCEH Taxes, including, for the avoidance of doubt, without duplication, (i) any Taxes attributable to or arising from the ownership or operation of any business retained by any Reorganized EFH Entity, in each case, as determined pursuant to Section 2.03 and Section 2.04, (ii) if the Spin-Off occurs, Income Taxes imposed on a Reorganized TCEH Entity attributable to a Tax-Free Transaction Failure and allocated to the EFH Parties pursuant to Section 2.05(a) or Section 2.05(b), (iii) if the Spin-Off occurs, the alternative minimum tax allocated to the EFH Parties pursuant to Section 2.04(d)(iii), (iv) Transfer Taxes allocated to the EFH Parties pursuant to Section 2.04(d)(i), and (v) Taxes resulting from any action by any Reorganized EFH Entity outside of the ordinary course of business on the Distribution Date; (b) any Taxes imposed on any Reorganized EFH Entity for periods (or portion of a Straddle Period) beginning after the Distribution Date; and (c) any other Taxes allocated to the EFH Parties pursuant to Section 2.04.

“EFIH” has the meaning set forth in the Preamble.

“EFIH Finance” has the meaning set forth in the Preamble.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, (c) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered by the jurisdiction imposing the Tax or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations. “Finally Determined” has a correlative meaning.

“Historical EFH Entity” means the EFH Parties and any entity that was a Subsidiary of EFH prior to the Distribution (including for this purpose, any restructuring transactions done in preparation for the Distribution), other than any Historical TCEH Entity.

“Historical TCEH Entity” means TCEH and any entity that was a Subsidiary of TCEH prior to the Distribution (including for this purpose, any restructuring transactions done in preparation for the Distribution). For the avoidance of doubt, the EFH Shared Services Debtors and EFH Properties Company are not Historical TCEH Entities.

“Income Taxes” means any Taxes in whole or in part based upon, measured by, or calculated with respect to net income or profits, net worth or net receipts (including any alternative minimum Tax and the Texas Margin Tax). For the avoidance of doubt, Income Taxes do not include sales, use, real or personal property, or transfer or similar Taxes.

“Indemnified Party” means, with respect to a matter, a Person that is entitled to seek indemnification under this Agreement with respect to such matter.

“Indemnifying Party” means, with respect to a matter, a Person that is obligated to provide indemnification under this Agreement with respect to such matter.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys acting in their official capacity.

“IRS Submissions” means all submissions to the IRS in connection with requests for the Private Letter Ruling.

“Non-Income Taxes” means any Taxes other than Income Taxes.

“Notified Action” has the meaning set forth in Section 6.01(c).

“Oncor Entities” means Oncor Electric Delivery Holdings Company LLC and its Subsidiaries (including Oncor Electric Delivery Company LLC).

“Opinion” means an opinion (including an Unqualified Tax Opinion) received by a Party with respect to certain Tax aspects of the Covered Transactions.

“Original Plan Support Agreement” means that certain amended and restated plan support agreement, dated as of September 11, 2015, by and among the Debtors and the other parties thereto.

“Parties” has the meaning set forth in the Preamble.

“Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company, association, unincorporated organization or other entity, including a governmental authority.

“Plan” has the meaning set forth in the Recitals.

“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Preferred Stock” has the meaning set forth in the Recitals.

“Preferred Stock Entity” has the meaning set forth in the Recitals.

“Preferred Stock Entity Conversion” has the meaning set forth in the Recitals.

“Private Letter Ruling” means a private letter ruling issued by the IRS addressing the qualification of the Contribution, the Reorganized TCEH Conversion, and the Distribution as a “reorganization” within the meaning of Sections 368(a)(1)(G), 355 and 356 of the Code and certain other matters, together with any amendments or supplements thereto (including any supplemental ruling obtained by a Party pursuant to Section 6.01(c)).

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Reorganized EFH Entity” means the EFH Parties and any entity that is a Subsidiary of EFH immediately after the Distribution (including, for the avoidance of doubt, EFCH, TCEH and TCEH Finance).

“Reorganized EFH Shared Services Debtors” means the EFH Shared Services Debtors as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Distribution Date.

“Reorganized TCEH” has the meaning set forth in the Preamble and, for the avoidance of doubt, all references to Reorganized TCEH shall include Reorganized TCEH following the Contribution.

“Reorganized TCEH Breach” means (a) a breach of one or more covenants in Article VI by any Reorganized TCEH Entity or any of its Affiliates or (b) a Reorganized TCEH Notified Action.

“Reorganized TCEH Consolidated Corporation” has the meaning set forth in Section 2.04(a)(i).

“Reorganized TCEH Entity” means Reorganized TCEH or any entity that is a Subsidiary of Reorganized TCEH immediately after the Distribution (which shall include, for the avoidance of doubt, the Reorganized EFH Shared Services Debtors and EFH Properties Company, to the extent the equity interests in such entities are transferred pursuant to the Contribution).

“Reorganized TCEH Notified Action” has the meaning set forth in Section 6.01(c).

“Reorganized TCEH Taxes” means (a) if the Spin-Off occurs, any Income Taxes imposed on EFH and its Subsidiaries attributable to a Tax-Free Transaction Failure and allocated to Reorganized TCEH pursuant to Section 2.05(c) and Section 2.05(d), (b) for periods (and the portion of any Straddle Period) ending on or before the Distribution Date, as determined pursuant to Section 2.03 and Section 2.04, (i) any Taxes, including any Specified Tax Items, attributable to any Historical TCEH Entity and (ii) any Taxes attributable to or arising from the ownership or operation of any business or assets contributed to or held on the Distribution Date by any Historical TCEH Entity (in each case in this clause (b), (x) including, for the avoidance of doubt, any Taxes resulting from any adjustments to any interest expense, discharge of indebtedness income or gain under Section 1001 of the Code and tax benefit income with respect to indebtedness of any of such entities (regardless whether such indebtedness is treated as indebtedness of any such entity for federal income tax purposes) and (y) such Taxes determined on a standalone basis and without regard to any contractual, successor, transferee liability or any liability under Treasury Regulations Section 1.1502-6 or similar provisions of state or local tax law), other than, if the Spin-Off occurs, (A) any Taxes resulting from a Tax-Free Transaction Failure, other than Taxes allocated to the Reorganized TCEH Entities pursuant to Section 2.05(c) and Section 2.05(d), (B) any Taxes resulting from the Spin-Off Preferred Stock Sale, other than Taxes allocated to the Reorganized TCEH Entities pursuant to Section 2.04(d)(iv) and (C) any Taxes allocated to the EFH Parties pursuant to Section 2.04(d)(v), (c) any Taxes imposed on any Reorganized TCEH Entity for periods (or portion of a Straddle Period) beginning after the Distribution Date, (d) any Transfer Taxes allocated to Reorganized TCEH pursuant to Section 2.04(d)(i), (e) the Additional Spin-Off Preferred Stock Sale Tax, and (f) any Taxes resulting from any action by any Reorganized TCEH Entity outside of the ordinary course of business on the Distribution Date, except as a result of any action that is expressly contemplated by the Plan or the Transaction Agreements.

“Restriction Period” has the meaning set forth in Section 6.01(b).

“Section 108(i) Items” means items of income or gain or other Tax items resulting from the acceleration of all discharge of indebtedness income of the EFH Group that was previously deferred under Section 108(i) of the Code.

“Specified Tax Items” means Section 108(i) Items and Deferred Intercompany and ELA Items (if any) and corollary state and local items and amounts.

“Spin-Off” has the meaning set forth in the Recitals.

“Spin-Off Intended Tax Treatment” has the meaning set forth in the Recitals.

“Spin-Off Preferred Stock Sale” has the meaning set forth in the Recitals.

“Stepped-Up TCEH Asset” means, any asset of the TCEH Debtors whose U.S. federal income tax basis immediately after the transactions contemplated by the Plan is determined by reference to its fair market value on the Distribution Date in accordance with the Spin-Off Intended Tax Treatment or the Taxable Separation Intended Tax Treatment, as applicable.

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all U.S. federal, state or local, or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax) and any interest, penalty, or addition thereto, whether disputed or not.

“Taxable Separation” has the meaning set forth in the Recitals.

“Taxable Separation Intended Tax Treatment” has the meaning set forth in the Recitals.

“Tax Attributes” means net operating losses, capital losses, alternative minimum tax credits, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses, and any other losses, deductions, credits or other comparable items that could reduce a Tax liability for a past or future taxable period.

“Tax Benefit” means any decrease in Tax payments actually required to be made to a Taxing Authority (or any increase in any Refund otherwise receivable from any Taxing Authority) including any decrease in Tax payments (or increase in any Refund) that actually results from an increase in Tax Attributes (computed on a “with” or “without” basis).

“Tax Cost” means any increase in Tax payments actually required to be made to a Taxing Authority (or any reduction in any Refund otherwise receivable from any Taxing Authority), including any increase in Tax payments (or reduction in any Refund) that actually results from a reduction in Tax Attributes (computed on a “with or without” basis).

“Tax-Free Transaction Failure” means, if the Spin-Off occurs, (a) the failure of the Contribution, the Reorganized TCEH Conversion and Distribution to qualify for clause (a) of the definition of the Spin-Off Intended Tax Treatment, and (b) the recognition of any gain by the EFH Group because of the application of Sections 355(d) or 355(e) of the Code to the Distribution.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases, decreases or otherwise impacts Taxes paid or payable.

“Tax Materials” means (a) the Private Letter Ruling, (b) any Opinion, (c) the IRS Submissions, (d) any representation letter from a Party or any Affiliate thereof supporting an Opinion, and (e) any other materials delivered or deliverable by a Party or any Affiliate thereof in connection with the rendering of an Opinion or the issuance by the IRS of the Private Letter Ruling.

“Tax Matter” has the meaning set forth in Section 7.01.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return or declaration of estimated Tax) supplied to, filed with or required to be supplied to or filed with a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any laws relating to any Tax, and any amended Tax return or claim for Refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS and the Office of the Texas Comptroller of Public Accounts).

“TCEH” has the meaning set forth in the Recitals.

“TCEH Effective Date” has the meaning set forth in the Recitals.

“TCEH Finance” has the meaning set forth in the Recitals.

“Texas Margin Tax” means any tax payable pursuant to Section 171.001 et seq. of the Texas Tax Code, as amended.

“Transfer Taxes” means any transfer, stamp, documentary, sale, use, registration, value-added or other similar Taxes imposed with respect to the Spin-Off, the Taxable Separation, or any other transaction contemplated by the Plan (including any restructuring of the EFH Parties or a direct or indirect acquisition of an interest in the Oncor Entities).

“Treasury Regulations” means the proposed, final, and temporary income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to the EFH Parties, Parent, and Reorganized TCEH, to the effect that a transaction or action will not (i) affect the Spin-Off Intended Tax Treatment and (ii) negate any of the other rulings provided in the Private Letter Ruling. Each of the EFH Parties and Reorganized TCEH acknowledges that Paul, Weiss, Rifkind, Wharton & Garrison LLP, Kirkland & Ellis LLP, Chadbourne & Parke LLP, and KPMG LLP are reasonably acceptable to such entity.

Section 1.02 Construction. When a reference is made in this Agreement to an Article, a Section, an Exhibit, the Preamble or the Recitals, such reference shall be to an Article, a Section, an Exhibit, the Preamble or the Recitals of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. Capitalized terms not defined herein have the meaning assigned to them in the Plan. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 1.03 References to Time. All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II

Preparation, Filing, and Payment of Taxes Shown Due on Tax Returns

Section 2.01 Tax Returns.

(a) Tax Returns Prepared by EFH. EFH shall prepare and file (or cause to be prepared and filed) each Tax Return required to be filed by a Reorganized EFH Entity (including, for the avoidance of doubt, the U.S. federal income Tax Return of the EFH Group and all state income and franchise Tax Returns including members of the EFH Group for all periods ending on or before the Distribution Date) and shall pay, or cause such Reorganized EFH Entity to pay, all Taxes shown to be due and payable on each such Tax Return; provided, that the Reorganized TCEH Entities shall jointly and severally reimburse EFH for any such Taxes that are Reorganized TCEH Taxes, and EFH shall prepare and provide to Reorganized TCEH for filing each Tax Return, if any, including EFH Taxes required to be filed by a Reorganized TCEH Entity after the Distribution Date; provided, however, that for any periods following the Distribution Date but prior to the emergence of EFH from chapter 11 proceedings, obligations with respect to the preparation and filing of Tax Returns shall be governed by the Transition Services Agreement.

(b) Reorganized TCEH Entity Tax Returns. Reorganized TCEH shall prepare (other than as specified in Section 2.01(a)) and file (or cause to be prepared and filed) each Tax Return required to be filed by a Reorganized TCEH Entity after the Distribution Date and shall pay, or cause be paid, all Taxes shown to be due and payable on such Tax Return; provided, that the EFH Parties shall jointly and severally reimburse Reorganized TCEH for any such Taxes that are EFH Taxes.

Section 2.02 Tax Return Procedures.

(a) Manner of Tax Return Preparation. Subject to Section 5.03, unless otherwise required by a Taxing Authority or by applicable law, the Parties shall prepare and file all Tax Returns, and take all other actions, in a manner consistent with this Agreement, including the applicable Intended Tax Treatment, the Tax Materials, and (to the extent not in conflict with this Agreement, the applicable Intended

Tax Treatment and the Tax Materials) commercial practice. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such Tax Returns under this Agreement.

(b) Right to Review Certain Returns Prepared by EFH. In the case of any Tax Return described in Section 2.01(a), (i) the portion (if any) of such Tax Return that relates to Reorganized TCEH Taxes or would reasonably be expected to adversely affect the Tax position of any Reorganized TCEH Entity shall (to the extent permitted by law) be prepared in a manner described in Section 2.02(a) and (ii) EFH shall provide a draft of such Tax Return to Reorganized TCEH for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return or, in the case of any such Tax Return filed on a monthly basis or property Tax Return, ten (10) days. EFH shall consider in good faith any reasonable comment received from Reorganized TCEH at least three (3) days prior to the Due Date for such Tax Return. In the event that neither the Intended Tax Treatment, the Tax Materials nor commercial practice are applicable to a particular item or matter, EFH shall determine the reporting of such item or matter in good faith in consultation with Reorganized TCEH. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 9.02. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by EFH and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. For the avoidance of doubt, the EFH Parties shall be jointly and severally responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return EFH is required to file under Section 2.01(a), except to the extent that such late filing is primarily caused by the failure of any Reorganized TCEH Entity to provide relevant information necessary for the preparation and filing of such Tax Return.

(c) Right to Review Certain Returns Prepared by Reorganized TCEH. In the case of any Tax Return described in Section 2.01(b) that relates to EFH Taxes or that would reasonably be expected to adversely affect the Tax position of any Reorganized EFH Entity, (i) such Tax Return shall (to the extent permitted by law) be prepared in a manner described in Section 2.02(a) and (ii) Reorganized TCEH shall provide a draft of such Tax Return to EFH for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, or in the case of any such Tax Return filed on a monthly basis or property Tax Return, ten (10) days. Reorganized TCEH shall consider in good faith any reasonable comment received from EFH at least three (3) days prior to the Due Date for such Tax Return. In the event that neither the Intended Tax Treatment, the Tax Materials nor commercial practice are applicable to a particular item or matter, Reorganized TCEH shall determine the reporting of such item or matter in good faith in consultation with EFH. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 9.02. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by Reorganized TCEH and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. For the avoidance of doubt, each Reorganized TCEH Entity shall be jointly and severally responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return Reorganized TCEH is required to file under Section 2.01(b) except to the extent that such late filing is primarily caused by the failure of any Reorganized EFH Entity to provide relevant information necessary for the preparation and filing of such Tax Return.

(d) Tax Reporting. Unless otherwise required by law, if the Spin-Off occurs, EFH and Reorganized TCEH, as applicable, shall file the appropriate information and statements, as required by Treasury Regulations Sections 1.355-5(a) and 1.368-3, with the IRS, and shall retain the appropriate information relating to the Contribution, the Reorganized TCEH Conversion and the Distribution as described in Treasury Regulations Sections 1.355-5(d) and 1.368-3(d).

(e) Amendments. Any amendment of any Tax Return described in Section 2.01 of any Reorganized TCEH Entity shall be subject to the same procedures required for the preparation of such type of Tax Return of such Reorganized TCEH Entity pursuant to this Section 2.02. Any amendment of any Tax Return described in Section 2.01 of any Reorganized EFH Entity shall be subject to the same procedures required for the preparation of such type of Tax Return of such Reorganized EFH Entity pursuant to this Section 2.02.

Section 2.03 Straddle Period Tax Allocation. To the extent permitted by law, EFH and Reorganized TCEH shall elect, or cause an election to be made, to close the taxable year of each Reorganized TCEH Entity as of the close of the Distribution Date. In the case of any Straddle Period, the amount of any Income Taxes attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of such Reorganized TCEH Entity as of the close of the Distribution Date; provided, that in the case of Non-Income Taxes that are periodic Taxes (e.g., property Taxes) and exemptions, allowances, and deductions that are calculated on an annual basis (such as depreciation deductions), such Taxes, exemptions, allowances, and deductions shall be allocated between the portion of the Straddle Period ending at the end of the Distribution Date and the portion beginning after the Distribution Date based upon the ratio of (a) the number of days in the relevant portion of the Straddle Period to (b) the number of days in the entire Straddle Period; provided, however, that in allocating any such exemptions, allowances, or deductions (or increase in such amounts) between the two periods that comprise a Straddle Period, any such items that relate to an asset or property that was sold, acquired or improved during the Straddle Period shall be allocated on a daily basis solely among the days in the Straddle Period during which such asset was owned or such improvement existed; provided, further, that Taxes that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)) to a portion of the Distribution Date following the Distribution, shall be allocable to the portion of the Straddle Period beginning after the Distribution Date.

Section 2.04 Allocation of Taxes.

(a) Income Taxes. Income Taxes (other than Income Taxes allocated pursuant to Section 2.04(b), Section 2.04(d), and Section 2.05) shall be allocated in an appropriate manner, consistent with commercial practice, and as follows:

(i) In the case of U.S. federal regular Income Taxes, in proportion to the separate taxable income (calculated in a manner consistent with Treasury Regulations Section 1.1552-1(a)(1) and determined without regard to any items the Income Taxes for which are allocated pursuant to Section 2.04(b), Section 2.04(d), and Section 2.05) attributable to (x) any Reorganized EFH Entity (treated as if all of the assets and liabilities of such entities were combined into a single corporation) (such single corporation, the “EFH Consolidated Corporation”), including any business or assets retained by such entities following the Distribution Date, on the one hand, and (y) any Reorganized TCEH Entity (treated as if all of the assets and liabilities of such entities were combined into a single corporation) (such single corporation, the “Reorganized TCEH Consolidated Corporation”), including any business or assets contributed to or otherwise held by such entities following the Distribution Date, on the other hand.

(ii) In the case of Texas Margin Tax, the methodology specified in Section 2.04(a)(i) shall be applied, and Texas Margin Tax shall be allocated, based on the separate taxable margins of the EFH Consolidated Corporation, on the one hand, and the Reorganized TCEH Consolidated Corporation, on the other hand.

(b) Alternative Minimum Taxes. Alternative minimum Taxes (other than alternative minimum Taxes allocated pursuant to Section 2.04(d) and Section 2.05) shall be allocated in proportion to the respective separate amounts of alternative minimum tax of the EFH Consolidated Corporation, on the one hand, and the Reorganized TCEH Consolidated Corporation, on the other hand.

(c) Non-Income Taxes. Except as provided in Section 2.04(d)(i), Non-Income Taxes shall be allocated between the EFH Parties, on the one hand, and Reorganized TCEH, on the other hand, based on the applicable items attributable to or arising from any business retained by any Reorganized EFH Entity, on the one hand, and any business contributed to (or otherwise held on the Effective Date by) any Reorganized TCEH Entity, on the other hand, that contribute to such Taxes (e.g., sales Taxes and value added Taxes shall be allocated to the EFH Parties to the extent arising from taxable sales made by any business retained by any Reorganized EFH Entity). In the event that any Non-Income Tax is not attributable to (and does not arise from) any items relating to any business (e.g., capital Taxes imposed based on the authorized stock), such Non-Income Taxes shall be allocated between the EFH Parties, on the one hand, and Reorganized TCEH, on the other hand, in proportion to the gross income of any business retained by any Reorganized EFH Entity, on the one hand, and any business contributed to (or otherwise held on the Effective Date by) any Reorganized TCEH Entity, on the other hand.

(d) Other Taxes.

(i) Transfer Taxes, if any, related to or arising as a result of the Spin-Off or the Taxable Separation shall be allocated one hundred percent (100%) to the TCEH Parties. Transfer Taxes, if any, arising as a result of restructuring of the EFH Parties or a direct or indirect acquisition of an interest in the Oncor Entities shall be allocated one hundred percent (100%) to the EFH Parties. Other Transfer Taxes, if any, will be allocated to the EFH Parties if they constitute items attributable to the EFH Consolidated Corporation and to Reorganized TCEH if they constitute items attributable to the Reorganized TCEH Consolidated Corporation.

(ii) If the Spin-Off occurs, Income Taxes attributable to a Tax-Free Transaction Failure shall be allocated as set forth in Section 2.05.

(iii) If the Spin-Off occurs, an amount (but not less than zero) equal to fifty percent (50%) of U.S. federal alternative minimum tax liability (including any adjustments pursuant to a Final Determination), if any, that results from the limitation on the utilization of the net operating losses to offset gain recognized from the Spin-Off Preferred Stock Sale under Section 56(d)(1)(A) of the Code shall be allocated to the EFH Parties.

(iv) If the Spin-Off occurs, the Additional Spin-Off Preferred Stock Sale Tax shall be allocated to Reorganized TCEH.

(v) If the Spin-Off occurs and there has been no Tax-Free Transaction Failure, any discharge of indebtedness income or gain under Section 1001 of the Code arising from any discharge of indebtedness shall be allocated to the EFH Parties.

(e) Allocation of Tax Attributes. Tax Attributes, if any, remaining after the Distribution (other than net operating losses) shall be allocated in accordance with the Private Letter Ruling or, if not addressed in the Private Letter Ruling, between the Reorganized EFH Entities, on the one hand, and the

Reorganized TCEH Entities, on the other hand, in accordance with the Code and Treasury Regulations, including Treasury Regulations Section 1.1502-76 (and any applicable state, local and foreign Laws) and, with respect to earnings and profits, as initially requested in the IRS Submissions. The allocation of such Tax Attributes shall be determined by treating the Reorganized TCEH Entities as one consolidated group and the Reorganized EFH Entities as a separate and distinct consolidated group. Any disputes shall be resolved by the Accounting Firm in accordance with Section 9.02. The EFH Parties and Reorganized TCEH hereby agree to compute all Taxes consistently with the determination of the allocation of Tax Attributes pursuant to this Section 2.04(e) unless otherwise required by a Final Determination. For the avoidance of doubt, in the event the Taxable Separation occurs, no Tax Attributes (other than tax basis) shall be allocated to the Reorganized TCEH Entities unless otherwise required by a Final Determination.

Section 2.05 Allocation of Separation-Related Taxes. If the Spin-Off occurs:

(a) No-Fault. Income Taxes attributable to a Tax-Free Transaction Failure, to the extent not allocated pursuant to Sections 2.05(b), (c) or (d), shall be allocated to the EFH Parties.

(b) EFH Breach. Income Taxes principally attributable to a Tax-Free Transaction Failure as a result of an EFH Breach shall be allocated to the EFH Parties.

(c) Reorganized TCEH Breach. Incomes Taxes principally attributable to a Tax-Free Transaction Failure as a result of Reorganized TCEH Breach shall be allocated to the Reorganized TCEH Entities.

(d) Certain Actions by TCEH First Lien Creditors and Holders of Reorganized TCEH Stock. Income Taxes principally attributable to a Tax-Free Transaction Failure resulting from any action (including, for the avoidance of doubt, any exchange pursuant to a merger, consolidation, liquidation or similar transaction) taken by holders of TCEH First Lien Claims or by holders of stock in Reorganized TCEH with respect to their respective interests (other than (1) any transfers pursuant to and in accordance with open market stock repurchase programs described in clause (v) of Section 6.01(b); (2) any action occurring prior to or contemporaneously with the Spin-Off that is expressly described in the Private Letter Ruling or the EFH – Legal Entity Simplification Steps Chart dated September 23, 2016 and attached to this Agreement as Exhibit C; (3) the receipt and distribution of the proceeds of the TCEH Settlement Claim (including any assignment or turning over of the TCEH Settlement Claim Turnover Distributions) described in Articles III.B.5(c)(ii), III.B.8(b)(ii), III.B.9(b)(ii), III.B.12 or III.B.29(c)(i)(D) of the Plan; (4) voting to approve the Plan; and (5) the mere act of voting by the holders of stock in Reorganized TCEH except for voting in favor of transactions described in this Section 2.05(d)) that (i) causes the Distribution not to satisfy the continuity of interest requirement set forth in Treasury Regulations Section 1.368-1(e) or 1.355-2(c)(1), (ii) results in the imposition of any Income Taxes under Section 355(d) or Section 355(e) of the Code with respect to the Distribution, or (iii) results in the Distribution failing to satisfy the device test set forth in Treasury Regulations Section 1.355-2(d), shall be allocated to Reorganized TCEH.

For the avoidance of doubt, Income Taxes principally attributable to a Tax-Free Transaction Failure resulting from some combination of a Reorganized TCEH breach under Section 2.05(c) and an action under Section 2.05(d) shall be allocated to the Reorganized TCEH Entities.

Section 2.06 Audits/Redeterminations. Any redetermined Taxes or Tax Attributes resulting from an audit shall be allocated between the EFH Parties, on the one hand, and Reorganized TCEH, on the other hand, in the same manner as they would have been allocated had the redetermined amounts been known at the time the original Tax liability was computed.

Section 2.07 Expenses. Except as provided in Section 9.02 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.08 Timing of Payments. Any reimbursement of Taxes under Section 2.01 shall be made upon the later of (a) two (2) business days before the Due Date of such payment of such Taxes and (b) ten (10) business days after the party required to make such reimbursement has received notice from the party entitled to such reimbursement. For the avoidance of doubt, a party may provide notice of reimbursement of Taxes prior to the time such Taxes were paid, and such notice may represent a reasonable estimate (provided, that the amount of reimbursement shall be based on the actual Tax liability and not on such reasonable estimate).

ARTICLE III

Indemnification

Section 3.01 Indemnification by the Reorganized EFH Entities. The Reorganized EFH Entities, on a joint and several basis, shall pay (or cause to be paid), and shall indemnify and hold each Reorganized TCEH Entity harmless from and against, without duplication, all EFH Taxes and all losses or damages arising out of, resulting from or relating to any breach by any Reorganized EFH Entity of any EFH representation, warranty, covenant or agreement in this Agreement (including, in the case of a Tax-Free Transaction Failure pursuant to Section 2.05(b), any reduced depreciation, amortization or similar deduction or any reduced loss or increased gain, in each case resulting from a reduction in the income tax basis of any asset of any Reorganized TCEH Entity resulting from such Tax-Free Transaction Failure pursuant to Section 2.05(b), such loss or damage determined (a) without regard to any tax receivable agreement or similar arrangement with respect to any Reorganized TCEH Entity and (b) taking into account any Final Determinations relating to the income tax basis of any asset immediately after the Spin-Off); provided, that for the avoidance of doubt, for so long as the Oncor Entities have not executed a joinder to this Agreement pursuant to Section 9.20, the Oncor Entities shall have no obligation under this Section 3.01.

Section 3.02 Indemnification by the Reorganized TCEH Entities. The Reorganized TCEH Entities, on a joint and several basis, shall pay (or cause to be paid), and shall indemnify and hold each Reorganized EFH Entity harmless from and against, without duplication, all Reorganized TCEH Taxes and all losses or damages arising out of, resulting from or relating to any breach by any Reorganized TCEH Entity of any Reorganized TCEH representation, warranty, covenant or agreement in this Agreement.

Section 3.03 Characterization of and Adjustments to Payments.

(a) In the absence of a Final Determination to the contrary, for all Tax purposes, EFH and Reorganized TCEH shall treat or cause to be treated any payment required by this Agreement (other than any payment treated for Tax purposes as interest) as either a contribution by EFH to Reorganized TCEH or a distribution by Reorganized TCEH to EFH, as the case may be, occurring immediately prior to the Distribution.

(b) Any indemnity payment pursuant to this Agreement shall be (A) increased to include (i) all reasonable accounting, legal, and other professional fees and court costs and damages incurred by the Indemnified Party in connection with such indemnity payment and (ii) any Tax Cost to such Indemnified Party or its Affiliates resulting from the receipt of (or entitlement to) such indemnity payment and (B) decreased to account for any Tax Benefit that the Indemnified Party or its Affiliates actually realizes by way of a Refund or a decrease in Taxes reported on a filed Tax Return (in or with respect to a taxable year that ends on or before December 31, 2021) in connection with the incurrence or the payment by the Indemnified

Party of such fees or costs or indemnifiable amounts determined using a “with and without” methodology (treating any deductions attributable to such fees or costs or indemnifiable amounts as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryovers). In the event that any Tax Cost or Tax Benefit is not actually realized at the time of the indemnity payment by the Indemnifying Party to the Indemnified Party, the payment related to such Tax Cost or Tax Benefit shall be paid at the time the Tax Cost or Tax Benefit is actually realized.

Section 3.04 Timing of Indemnification Payments. Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment. If an indemnification obligation is attributable to a Tax which the Indemnified Party pays, but for which no Final Determination has been made (such as a payment in response to an asserted adjustment in audit, which adjustment remains subject to further challenge), then the Indemnifying Party shall pay such amounts to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment, provided, that, in the event that such amounts are returned or refunded to Indemnified Party, the Indemnified Party shall pay such amounts to the Indemnifying Party within (10) days of receipt thereof plus interest at a rate equal to the rate provided in Section 9.04.

Section 3.05 Exclusive Remedy. Anything to the contrary in this Agreement notwithstanding, but in all events subject to Article VIII, the EFH Parties and the Reorganized TCEH Entities hereby agree that the sole and exclusive monetary remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in Section 6.01 shall be the indemnification rights set forth in this Article III.

Section 3.06 No Duplicative Payment. Notwithstanding anything to the contrary in this Agreement, it is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required to be paid under any other Transaction Agreement, and this Agreement shall be construed accordingly.

ARTICLE IV

Refunds, Timing Differences, and Tax Attributes

Section 4.01 Refunds.

(a) Except as provided in Section 4.02, EFH shall be entitled to all Refunds of Taxes for which a Reorganized EFH Entity or its Affiliates is responsible pursuant to Article III, and Reorganized TCEH shall be entitled to all Refunds of Taxes for which Reorganized TCEH or its Affiliates is responsible pursuant to Article III. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled (less any Tax or other reasonable out-of-pocket costs incurred by the first Party in receiving such Refund within ten (10) days after the receipt of the Refund.

(b) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

Section 4.02 Timing Differences. If pursuant to a Final Determination any Tax Attribute (including those allocated pursuant to Section 2.04(e)) is made allowable to a Reorganized TCEH Entity as a result of an adjustment to any Taxes for which an EFH Party is responsible hereunder (other than Taxes attributable to a Tax-Free Transaction Failure described in Section 2.05(a) or Section 2.05(b)) and such Tax Attribute would not have arisen or been allowable but for such adjustment, or if pursuant to a Final Determination any Tax Attribute is made allowable to a Reorganized EFH Entity as a result of an adjustment to any Taxes for which Reorganized TCEH is responsible hereunder (other than Taxes attributable to a Tax-Free Transaction Failure described in Section 2.05(c) or 2.05(d)) and such Tax Attribute would not have arisen or been allowable but for such adjustment, the Reorganized TCEH Entities (on a joint and several basis) or the Reorganized EFH Entities (on a joint and several basis), as the case may be, shall make a payment to either EFH or Reorganized TCEH, as appropriate, within thirty (30) days after such Party (or its Affiliates) actually realizes a Tax benefit by way of a Refund or a decrease in Taxes reported on a filed Tax Return (in or with respect to a taxable year that ends on or before December 31, 2021) that is attributable to such Tax Attribute, determined using a “with and without” methodology (treating any deductions or amortization attributable to such Tax Attributes as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryovers); provided, that no payment shall be made under this Section unless Reorganized TCEH or EFH, as the case may be, has previously paid the Tax adjustment or indemnified the other Party for such Tax adjustment. In the event of any overlap between Section 3.03 and this Section 4.02, this Section 4.02 shall apply and Section 3.03 shall not apply.

ARTICLE V

Tax Proceedings

Section 5.01 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to an indemnity payment pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party in writing of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party in writing of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent (and only to the extent) that the Indemnifying Party is actually materially prejudiced by such failure.

Section 5.02 Tax Proceeding Procedures.

(a) EFH. EFH shall be entitled to contest, compromise, and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax Return it is responsible for preparing pursuant to Article II; provided, that to the extent that such Tax Proceeding relates to Reorganized TCEH Taxes or would reasonably be expected to materially adversely affect the Tax position of any Reorganized TCEH Entity for any Post-Distribution Period, EFH shall (i) keep Reorganized TCEH informed in a timely manner of the material actions proposed to be taken by EFH with respect to such Tax Proceeding, (ii) permit Reorganized TCEH at its own expense to participate in the aspects of such Tax Proceeding that relate to Reorganized TCEH Taxes, and (iii) not settle any aspect of such Tax Proceeding that relates to Reorganized TCEH Taxes without the prior written consent of Reorganized TCEH, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Reorganized TCEH shall have the right (at its own incremental expense) to jointly control any Tax Proceeding that relates primarily to Taxes for which Reorganized TCEH has an indemnification obligation pursuant to Section 3.02.

(b) Reorganized TCEH. Except as otherwise provided in Section 5.02(a), Reorganized TCEH shall be entitled to contest, compromise, and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax Return it is responsible for preparing pursuant to Article II; provided, that to the extent that such Tax Proceeding relates to EFH Taxes or would reasonably be expected to materially adversely affect the Tax position of any Reorganized EFH Entity, Reorganized TCEH shall (i) keep EFH informed in a timely manner of the material actions proposed to be taken by Reorganized TCEH with respect to such Tax Proceeding, (ii) permit EFH at its own expense to participate in the aspects of such Tax Proceeding that relate to EFH Taxes, and (iii) not settle any aspect of such Tax Proceeding that relates to EFH Taxes without the prior written consent of EFH, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the EFH Parties shall have the right (at their own incremental expense) to jointly control any Tax Proceeding that relates primarily to Taxes for which EFH Parties have an indemnification obligation pursuant to Section 3.01.

Section 5.03 Consistency. The Parties shall (and shall cause each of their respective Subsidiaries to) take the position on all Tax Returns and in all Tax Proceedings (including in supplemental ruling request submissions to the IRS), unless otherwise required by a Final Determination, that (a) the transactions contemplated by the Plan qualify for the Spin-Off Intended Tax Treatment (in the case of the Spin-Off) or the Taxable Separation Intended Tax Treatment (in the case of the Taxable Separation), and (b) the fair market value of each Stepped-Up TCEH Asset on the Distribution Date is equal to the value of such asset that has been reasonably agreed to by the TCEH Supporting First Lien Creditors and the Debtors.

ARTICLE VI

Spin-Off Intended Tax Treatment

Section 6.01 Restrictions Relating to the Distribution.

(a) General. If the Spin-Off occurs, following the Distribution, (i) EFH will not (and will cause each other Reorganized EFH Entity and its Affiliates not to) take any action (or refrain from taking any action) which is inconsistent with the facts presented and the representations made prior to the Distribution Date in the Tax Materials and (ii) Reorganized TCEH will not (and will cause each other Reorganized TCEH Entity and its Affiliates not to) take any action (or refrain from taking any action) which is inconsistent with the facts presented and the representations made prior to the Distribution Date in the Tax Materials. If the Taxable Separation occurs, following the Taxable Separation, (y) EFH will not (and will cause each other Reorganized EFH Entity and its Affiliates not to) take any action (or refrain from taking any action) which is inconsistent with the facts presented and the representations made prior to the Distribution Date with respect to any Tax Materials submitted specifically with respect to obtaining a ruling or opinion with respect to the treatment of the cancellation of the TCEH debt, and solely to the extent such action or representation specifically relates to, and is relevant to, any ruling obtained with respect to the treatment of the cancellation of the TCEH debt and (z) Reorganized TCEH will not (and will cause each other Reorganized TCEH Entity and its Affiliates not to) take any action (or refrain from taking any action) which is inconsistent with such facts presented and the representations made prior to the Distribution Date with respect to any Tax Materials submitted specifically with respect to obtaining a ruling or opinion with respect to the treatment of the cancellation of the TCEH debt, and solely to the extent such action or representation specifically relates to, and is relevant to, any ruling obtained with respect to the treatment of the cancellation of the TCEH debt.

(b) Restrictions. Without derogating from the generality of Section 6.01(a), following the Distribution and prior to the first day following the second anniversary of the Distribution Date (the “Restriction Period”), each EFH Party and Reorganized TCEH shall, and except with respect to clause (iii) and (v) of this Section 6.01(b), shall cause each of its respective Subsidiaries set forth on Exhibit A to:

(i) continue the active conduct of each trade or business (for purposes of Section 355(b) of the Code and the Treasury Regulations thereunder) (A) that it was engaged in immediately prior to the Distribution (taking into account Section 355(b)(3) of the Code), (B) that was being relied upon for purposes of satisfying the requirements of Section 355(b) of the Code and the Treasury Regulations thereunder and (C) the substantial assets of which are identified on Exhibit B;

(ii) continue to hold and operate certain assets identified on Exhibit B and held at the time of the Distribution;

(iii) not dissolve or liquidate or take any action that is a liquidation for U.S. federal income tax purposes;

(iv) not merge or consolidate with any other Person with such other Person surviving the merger or consolidation in a transaction that does not qualify as a reorganization under Section 368(a) of the Code;

(v) not redeem or otherwise repurchase (directly or indirectly through an Affiliate) any of its equity other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48);

(vi) not directly or indirectly acquire any of the Preferred Stock; and

(vii) not take any action in furtherance of a shareholder action described in Section 2.05(d) that would result in a Tax-Free Transaction Failure described in clauses (i)–(iii) of Section 2.05(d).

(c) Certain Exceptions. Notwithstanding the restrictions imposed by Section 6.01(b), during the Restriction Period, the EFH Parties and Reorganized TCEH may proceed with any of the actions or transactions described therein, if:

(i) such action or transaction is described in (or is otherwise consistent with) the facts in the Private Letter Ruling;

(ii) a supplemental private letter ruling is received from the IRS in form and substance reasonably satisfactory to EFH and Reorganized TCEH to the effect that such action or transaction will not affect the Spin-Off Intended Tax Treatment of any applicable transaction;

(iii) EFH or Reorganized TCEH, as the case may be, obtains an Unqualified Tax Opinion with respect to such action or transaction that is reasonably acceptable to the other Party at least thirty (30) days prior to effecting such action or transaction;

(iv) such action is the issuing of stock or options to employees under a compensation plan adopted after the Distribution; or

(v) such action by the EFH Parties and/or their Affiliates is approved in writing by Reorganized TCEH and such action by Reorganized TCEH and/or its Affiliates is approved in writing by EFH.

If the EFH Parties, on the one hand, or Reorganized TCEH, on the other, takes or desires to take one of the actions described in Section 6.01(b) (if taken by the EFH Parties, an “EFH Notified Action,” if taken by Reorganized TCEH, a “Reorganized TCEH Notified Action” and, generically, a “Notified Action”), the Party taking the action shall notify the other Party and the EFH Parties and Reorganized TCEH shall cooperate in obtaining a supplemental private letter ruling from the IRS or Unqualified Tax Opinions for the purpose of permitting the EFH Parties or Reorganized TCEH to take the Notified Action.

(d) EFH Party Covenants. Each EFH Party shall not and shall cause each of its Subsidiaries not to:

(i) propose or support an EFH Plan or any other transaction (A) pursuant to which EFH or EFIH, directly or indirectly, transfers their indirect economic interest in the Oncor Entities, the consummation of which would breach this Agreement or (B) which would reasonably be expected to create a material risk of (x) a Tax-Free Transaction Failure or (y) a breach by the EFH Parties of any term or condition of this Agreement; and

(ii) take any action without the consent of Reorganized TCEH outside the ordinary course of business that, in the reasonable determination of Reorganized TCEH, would give rise to $250 million or more of net taxable income recognized by the EFH Group (when combined with any other net taxable income of the EFH Group, but excluding, for the avoidance of doubt, (x) the net taxable income arising in connection with the transactions constituting the Spin-Off and (y) any Agreed Tax Attributes) in the same taxable year as the TCEH Effective Date; provided, however, that in the event an EFH Party seeks to take any action outside the ordinary course of business that, in the reasonable determination of Reorganized TCEH, would give rise to $250 million or more of net taxable income recognized by the EFH Group (when combined with any other net taxable income of the EFH Group, but excluding, for the avoidance of doubt, (x) the net taxable income arising in connection with the Spin-Off Preferred Stock Sale and (y) any Agreed Tax Attributes) in the same taxable year as the TCEH Effective Date, Reorganized TCEH shall consent to such transaction if it concludes in its sole discretion that such transaction will not give rise to a material risk of nonpayment of an amount owed (whether due to such transaction or otherwise) under this Agreement or to an applicable taxing authority.

(e) Additional Covenants.

(i) If the Plan is consummated without receiving the Private Letter Ruling (or any Fundamental Ruling), then EFH shall continue to pursue the Private Letter Ruling (or a supplemental Private Letter Ruling, if applicable) until a determination is made by EFH and Reorganized TCEH (each making their determination under a reasonable exercise of discretion) that the Private Letter Ruling or supplemental Private Letter Ruling cannot be obtained. Parent and Reorganized TCEH shall have the right to participate in any submissions related to the Private Letter Ruling, including by (i) commenting on written submissions, (ii) having participation in in-person conferences, (iii) having participation in scheduled, substantive telephone conferences with the IRS, and (iv) being updated promptly regarding any unscheduled communications with the IRS or any other communications with respect to which Parent or Reorganized TCEH does not participate; provided, however, that Parent and Reorganized TCEH shall work in good faith with counsel for EFH to determine the appropriate level of participation by any other persons in any particular meeting or conference.

(ii) If the Plan is consummated after the receipt of the Private Letter Ruling, supplemental submissions with respect to the Private Letter Ruling shall be made to reflect any material developments with respect to the EFH Plan to the extent such developments may implicate the Spin-Off Intended Tax Treatment. Parent and Reorganized TCEH shall have the right to participate in such supplemental submissions, including by (A) commenting on written submissions, (B) having participation in in-person conferences, (C) having participation in scheduled, substantive telephone conferences with the IRS, and (D) being updated promptly regarding any unscheduled communications with the IRS or any other communications with respect to which Parent or Reorganized TCEH does not participate; provided, however, that Parent and Reorganized TCEH shall work in good faith with counsel for the EFH Parties to determine the appropriate level of participation by any other persons in any particular meeting or conference.

ARTICLE VII

Cooperation

Section 7.01 General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing or via e-mail from another Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, Tax ruling requests, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include at each Party’s own cost:

(i) the provision, in hard copy and electronic forms, of any Tax Returns (or proforma returns) of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns (or proforma returns), including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) reasonably requested by another Party in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries; and

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Party.

Section 7.02 Retention of Records. The EFH Parties and Reorganized TCEH shall retain or cause to be retained all Tax Returns, schedules, and work papers, and all material records or other documents relating thereto in their possession, including all such electronic records, and shall maintain all hardware necessary to retrieve such electronic records, in all cases until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Section 7.03 Failure to Perform. If a Party materially fails to comply with any of its obligations set forth in Sections 7.01 or 7.02 upon reasonable request and notice by the other Party, and such failure results in the imposition of additional Taxes, the non-performing Party shall be liable in full for such additional Taxes notwithstanding anything to the contrary in this Agreement.

ARTICLE VIII

Provisions of EFH Plan; Enforcement

Section 8.01 Provisions of EFH Plan.

(a) Each Party agrees not to attempt to seek or to argue that an EFH Plan, or any other transaction (including a sale pursuant to Section 363 of the Bankruptcy Code) for any of the EFH Parties, can or should be confirmed or approved by the Bankruptcy Court if (x) the consummation of such an EFH Plan, or any other transaction (including a sale pursuant to Section 363 of the Bankruptcy Code) for any of the EFH Parties would reasonably be expected to create a material risk of (A) a Tax-Free Transaction Failure or (B) causing a breach by the EFH Parties of any term or condition of this Agreement or (y) it provides that any claim (A) arising from a breach by any of the EFH Parties of any term or condition of this Agreement or (B) for indemnification under Section 3.01 is released or deemed discharged under an EFH Plan.

(b) Each Party shall object to and oppose any proposed EFH Plan, or any other transaction (including a sale pursuant to Section 363 of the Bankruptcy Code) for any of the EFH Parties that (x) would reasonably be expected to create a material risk of (A) a Tax-Free Transaction Failure or (B) causing a breach by the Parties of any term or condition of this Agreement or (y) provides that any claim (A) arising from a breach by any of the EFH Parties of any term or condition of this Agreement or (B) for indemnification under Section 3.01, is released or deemed discharged under an EFH Plan.

Section 8.02 Enforcement.

(a) Until the substantial consummation of an EFH Plan that is consistent with the terms and conditions of this Agreement:

(i) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the EFH Parties in accordance with their specific terms and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that with respect to each EFH Party, this Agreement shall be enforceable as against such EFH Party by specific performance or other injunctive relief, without proof of actual damages (and each EFH Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy available against such EFH Party at law or equity. Each EFH Party knowingly, voluntarily and unconditionally (i) waives its rights to revoke, terminate, avoid, disaffirm or reject this Agreement, or any portion thereof, pursuant to the Bankruptcy Code or other applicable law, including Section 365 of the Bankruptcy Code and (ii) agrees that it shall not support, directly or indirectly, and shall oppose, any request by any other party-in-interest to compel, require or otherwise request that this Agreement or any portion thereof be revoked, avoided, disaffirmed, terminated or rejected for any reason.

(ii) Without limiting in any manner the right to obtain specific performance or other injunctive relief pursuant to Section 8.02(a)(i), if a Party elects to seek monetary damages, any claim against an EFH Party under this Agreement shall be non-dischargeable under any EFH Plan and entitled to superpriority administrative claim status, junior only to (i) the EFIH First Lien DIP Facility or a future EFIH Second Lien DIP Facility (if any) to the extent the proceeds thereof are used solely to repay the EFIH Second Lien Note Claims (as defined in the Plan) and for fees and expenses related to such repayment, (ii) the Carve-Out (as defined in the EFIH First Lien DIP Order), and (iii) any of the following fees owed by EFH (subject to the same caps applicable to the Carve-Out): (A) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under Section 1930(a) of title 28 of the United States Code plus interest at the statutory rate; (B) reasonable fees and expenses incurred by a trustee under Section 726(b) of the Bankruptcy Code; and (C) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses incurred by persons or firms retained by (1) the EFH Debtors, pursuant to Section 327, 328, or 363 of the Bankruptcy Code, and (2) the EFH/EFIH Committee.

ARTICLE IX

Miscellaneous

Section 9.01 Governing law. This Agreement and all issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement (and all Schedules and Exhibits) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Section 9.02 Dispute Resolution. In the event of any dispute among the Parties as to any matter covered by Sections 2.02, 2.03 or 2.04, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by the EFH Parties and Reorganized TCEH and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties. For the avoidance of doubt, any dispute among the Parties as to any matter not covered by Sections 2.02, 2.03 or 2.04 shall be governed by the provisions set forth in Section 9.16.

Section 9.03 Tax Sharing Agreements. All Tax sharing, indemnification, and similar agreements, written or unwritten, as between a Reorganized EFH Entity, on the one hand, and a Reorganized TCEH Entity, on the other (other than this Agreement and any other agreement for which Taxes is not the principal subject matter), shall be or shall have been terminated (and, to the extent provided under the Plan, settled) no later than the TCEH Effective Date and, after the TCEH Effective Date, no Reorganized EFH Entity or Reorganized TCEH Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement, except as provided in the Plan.

Section 9.04 Interest on Late Payments. With respect to any payment among the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 9.05 Survival of Covenants. Except as otherwise contemplated by this Agreement, the covenants and agreements contained herein to be performed following the Distribution shall survive the Distribution in accordance with their respective terms.

Section 9.06 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal, and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal, and enforceable and that achieves the original intent of the Parties.

Section 9.07 Entire Agreement. This Agreement, the Exhibits, the other Transaction Agreements, the Plan and the other documents referred to herein shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, and writings with respect to such subject matter. Except as otherwise expressly provided herein, in the case of any conflict between the terms of this Agreement and the terms of any other agreement, the terms of this Agreement shall control.

Section 9.08 Assignment. This Agreement shall not be assigned or delegated by a Party (in each case, whether (x) by merger, consolidation or dissolution of a Party, (y) by contract, operation of law or (z) otherwise) without the prior written consent of the other Parties, and any purported assignment or delegation in violation of this Agreement shall be null and void. Notwithstanding the foregoing, the Parties hereby acknowledge that the surviving entity of any merger involving any Party shall be entitled and subject to all of the rights, benefits and obligations of the Company pursuant to this Agreement. For purposes of this Section 9.08, the term “merger” refers to any merger in which a Party is a constituent entity, regardless of whether it is the surviving or merged entity. As a condition to, and prior to the consummation of, any direct or indirect transfer or other disposition of all or substantially all of its assets (whether in a single transaction or a series of related or unrelated transactions) the Party engaging in such transfer or other disposition shall require the transferee to assume all of such Party’s obligations hereunder.

Section 9.09 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except as provided in Article III relating to certain indemnitees, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 9.10 Performance. Each EFH Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements, and obligations set forth herein to be performed by an Affiliate of such EFH Party, and each Reorganized TCEH Entity shall cause to be performed, and hereby guarantees the performance of, all actions, agreements, and obligations set forth herein to be performed by an Affiliate of Reorganized TCEH.

Section 9.11 Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.12 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 9.13 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 9.14 Confidentiality. Each Party shall hold and cause its directors, officers, employees, advisors, and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other Party furnished it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such Party or (b) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and no Party shall release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers or other consultants who shall be advised of and agree to be bound by the provisions of this Section 9.14. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information. Except as required by law or with the prior written consent of the other Party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, and any other information that is obtained by a Party or any of its Affiliates pursuant to this Agreement, shall be kept confidential by such Party and its Affiliates and representatives, shall not be disclosed to any other Person, and shall be used only for the purposes provided herein. If a Party or any of its Affiliates is required by law to disclose any such information, such Party shall give written notice to the other Party prior to making such disclosure.

Section 9.15 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR

PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 9.16 Jurisdiction; Service of Process. Any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by a Party or its successors or assigns, in each case, shall be brought and determined exclusively in the Bankruptcy Court (or, if the Bankruptcy Court declines to accept jurisdiction over a particular matter, then the Chancery Court of the State of Delaware, and if the Chancery Court of the State of Delaware declines jurisdiction, then any state or federal court sitting in Delaware). Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement (a) any claim that is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.16, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party further agrees that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.16 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.17, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. NOTWITHSTANDING THIS SECTION 9.15, ANY DISPUTE REGARDING SECTIONS 2.02, 2.03 OR 2.04 SHALL BE RESOLVED IN ACCORDANCE WITH SECTION 9.02; PROVIDED, THAT THE TERMS OF SECTION 9.02 MAY BE ENFORCED BY EITHER PARTY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 9.16.

Section 9.17 Notices. All notices, requests, claims, demands, and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), provided that confirmation of delivery is received, (c) upon machine-generated acknowledgment of receipt after transmittal by facsimile or (d) five (5) days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands, and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

If to any EFH Party:

Energy Future Holdings Corp., et al.

Energy Plaza

1601 Bryan Street

Dallas, Texas 75201

Attention: President

with a copy (which shall not constitute notice) to, until the EFH Effective Date:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention:	James Sprayregen
Marc Kieselstein
Chad Husnick
Steven Serajeddini
E-mail:	jsprayregen@kirkland.com
mkieselstein@kirkland.com
chusnick@kirkland.com
steven.serajedinni@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Edward Sassower
Stephen Hessler
Brian Schartz
E-mail:	edward.sassower@kirkland.com
stephen.hessler@kirkland.com
bschartz@kirkland.com

If to Reorganized TCEH, after the Distribution:

TCEH Corp.

Energy Plaza

1601 Bryan Street

Dallas, Texas 75201

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

600 Travis St., Suite 3300

Houston, TX 77002

Attention:	Andrew T. Calder, P.C.
Kevin L. Morris
John D. Pitts

Email:	andrew.calder@kirkland.com
kevin.morris@kirkland.com
john.pitts@kirkland.com

and

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue

Dallas, TX 75201-6912

Attention: Robert Little

Email: RLittle@gibsondunn.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:	Alan W. Kornberg
Brian S. Hermann
Jacob A. Adlerstein
E-mail:	akornberg@paulweiss.com
bhermann@paulweiss.com
jadlerstein@paulweiss.com

If to Merger Sub:

NextEra Energy, Inc.

700 Universe Blvd.

Juno Beach, FL 33408

Attention: Mark Hickson

Email: mark.hickson@nexteraenergy.com

with a copy (which shall not constitute notice) to:

NextEra Energy, Inc.

700 Universe Blvd.

Juno Beach, FL 33408

Attention: Charles E. Sieving

Email: charles.sieving@nexteraenergy.com

and

Chadbourne & Parke LLP

1301 Avenue of the Americas

New York, New York 10019

Attention:	Howard Seife
David LeMay
William Greason
E-mail:	hseife@chadbourne.com
dlemay@chadbourne.com
wgreason@chadbourne.com

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice to any EFH Party will be deemed notice to all the Reorganized EFH Entities, and any notice to Reorganized TCEH will be deemed notice to all the Reorganized TCEH Entities.

Section 9.18 Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

Section 9.19 Effectiveness.

(a) Subject to Sections 9.19(b) and (c), this Agreement shall become effective upon the Distribution or the consummation of the Taxable Separation, as appropriate.

(b) Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be null, void, and of no force or effect, without any action required by any Party, (i) in the event of a Taxable Separation, unless EFH has received a private letter ruling (or a legally binding agreement with the IRS, including a closing agreement) that income realized upon the cancellation of the TCEH First Lien Claims will be excluded from EFH’s gross income pursuant to Section 108(a)(1)(A); and (ii) in the event of a Spin-Off, unless EFH has received a private letter ruling (or a legally binding agreement with the IRS, including a closing agreement), that (A) subject to the penultimate sentence of this Section 9.19(b), income realized upon the cancellation of the TCEH First Lien Claims will be excluded from EFH’s gross income pursuant to Section 108(a)(1)(A); or that (B) (x) assuming the Distribution satisfies the requirements of Section 368(a)(1)(G) and Section 355, EFH will recognize no income or gain from the cancellation of the TCEH First Lien Claims; and (y) no amount of the TCEH debt will be treated as having been (1) assumed by Reorganized TCEH pursuant to Section 357(c) and Section 357(d) or (2) treated as an amount realized in connection with the Preferred Stock Sale. In the event that this Agreement becomes null, void and of no force or effect pursuant to the foregoing sentence, the holders of TCEH First Lien Claims reserve all rights to seek Bankruptcy Court approval of a Taxable Separation or a Spin-Off that includes the Preferred Stock Sale, and EFH and EFIH reserve all rights to object to such transactions. In the event the IRS informs the Parties that a ruling or rulings required by this Section 9.19(b) are not provided on the basis that such ruling does not present a significant issue, the requirement to obtain such rulings can be satisfied by the provision of a “will” opinion to EFH, in form and substance satisfactory to the EFH Parties and Reorganized TCEH, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to the EFH Parties and Reorganized TCEH, addressing the matter covered by such rulings. For the purposes of such opinion, each of the EFH Parties and Reorganized TCEH acknowledges that Paul, Weiss, Rifkind, Wharton & Garrison LLP, Kirkland & Ellis LLP and KPMG LLP are reasonably acceptable to such entity.

(c) This Agreement shall not become effective with respect to Merger Sub or Parent until the Merger is consummated. In addition, this Agreement shall terminate with respect to Merger Sub and Parent upon the termination of the Merger Agreement without consummation of the Merger.

Section 9.20 Further Assurances. The EFH Parties shall cause each other Person that is or becomes a Subsidiary of EFH (other than any such Person or Subsidiary that is “ring fenced,” including the Oncor Entities) to execute a joinder to this Agreement (a) to become an EFH Party (effective as of the date such Person becomes a Subsidiary of EFH or ceases to be “ring fenced”) and (b) to be bound by the obligations of the EFH Parties under this Agreement on a joint and several basis. Reorganized TCEH shall cause each Reorganized TCEH Entity on the date of this Agreement (y) to execute a joinder to this Agreement to become a Reorganized TCEH Entity (effective as of the date of this Agreement) and (z) to be bound by the obligations of the Reorganized TCEH Entities under this Agreement on a joint and several basis.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Treasurer

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Treasurer

EFIH FINANCE INC.

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Treasurer

TEX ENERGY LLC

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Treasurer

EFH MERGER CO., LLC

By:	/s/ Mark Hickson
Name:	Mark Hickson
Title:	Senior Vice President

Exhibit A

With respect to Reorganized TCEH, each Subsidiary of Reorganized TCEH at the time of the Distribution.

With respect to the EFH Parties, each Subsidiary of the EFH Parties and (without duplication) the Oncor Entities.

Exhibit A

Exhibit B

The Applicable Percentage (by value, determined as of the Distribution Date) of the Applicable Assets; provided, that for purposes of determining whether the Applicable Percentage is met, any Applicable Asset (i) whose function in furtherance of the trade or business in which it was used at the time of the Distribution is materially reduced as a result of casualty, theft, labor strike or other similar action, breakdown, wear-and-tear, obsolescence, material change in applicable legal or regulatory rules, or other similar event or occurrence, (ii) that is taken out of production, shut down or sold and whose possible shutdown was disclosed in any IRS Submission and addressed in the Private Letter Ruling, (iii) that is operated for at least six months after the Distribution and subsequently disposed of pursuant to a decision of a majority of the board of directors of the relevant entity made after the expiration of such six-month period following the Distribution or (iv) that is taken out of production or shut down pursuant to a decision of a majority of the board of directors of the relevant entity, provided such Applicable Asset is maintained in a state of readiness in which it can resume production, in each case after the Distribution, shall be ignored (i.e., excluded from the numerator and the denominator of the calculation).

As used in this Exhibit, the following terms shall have the following meanings:

“Applicable Assets” means (i) with respect to Reorganized TCEH, the assets held by any Reorganized TCEH Entity (other than any asset (or portion thereof) directly or indirectly held by the Preferred Stock Entity) and (ii) with respect to the EFH Parties, the assets held by any Reorganized EFH Entity.

“Applicable Percentage” means (i) with respect to Reorganized TCEH, 95% and (ii) with respect to the EFH Parties, 67%.

Exhibit B

Exhibit C

EFH – Legal Entity Simplification Steps Chart dated September 23, 2016

[Omitted.]

Exhibit C